FingerMotion Reports FY 2022 Financial Results

NEW YORK, NY / ACCESSWIRE / June 1, 2022 / FingerMotion, Inc. (Nasdaq: FNGR) (the "Company" or "FingerMotion"), a mobile services and data company, is pleased to report its financial results for the year ended February 28, 2022. To review the full financial results, please view the Company's recent 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

  Reported annual revenue of $22.93 million which was an increase of $6.24 million or 37% compared to FY 2021 (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);
  Reported Year over Year annual growth in Telecommunications Products & Services business revenue of $5.45 million or 170% compared to FY 2021;
  Reported Year over Year annual growth in SMS & MMS business revenue of $.70 million or 5% compared to FY 2021;
  Reported Year over Year annual growth in Big Data revenue of $.10 million or 297% compared to FY 2021;
  Reported gross profits of $2.81 million which was an increase of $1.17 million or 71% compared to FY 2021;
  Reported annual cost of revenue of $20.11 million which was an increase of $5.08 million or 34% compared to FY 2021;
  Reported annual net loss of $4.94 million which was an increase of $0.56 million or 13% compared to FY 2021;
  Basic and diluted loss per share of $0.12;
  At February 28, 2022, FingerMotion had $461,933 in cash and cash equivalents, a working capital surplus of $4.93 million and a positive shareholders’ equity of $5.09 million;
  At February 28, 2022, total assets were $10.37 million, total current liabilities were $5.28 million and total liabilities were $5.28 million; and
  42,627,260 common shares were issued and outstanding as of February 28, 2022.

“The Company achieved a NASDAQ uplisting in December 2021 which was a major milestone for the Company,” stated Martin Shen, CEO of FingerMotion. “During the year we also achieved another milestone of over $5.0 million in shareholders equity. We aggressively opened up new markets in our Top up business in collaboration with our telecom partners and we are very pleased with our Chinese subsidiaries ability to maintain profitability throughout the year. We continue to invest in the growth of the insurtech business.”

General and administrative expenses increased by $1,033,702 or 24% during the year which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our multiple lines of business simultaneously. Marketing costs increased $277,757 or 76% which was due to the cost of promoting our product offerings on a variety of our platforms. Research and development expenses increased to $371,044 during the year which was up 67% due to high data access and usage fees charged by the telecom companies.

“One of our key initiatives is to keep pushing gross margins higher, and we have been quite successful by optimizing our product offerings. Gross margins for the year were 12% which is up from the 9% level a year earlier. Another initiative announced during the year was the mobile protection program - the rollout is on schedule and should continue to keep upward pressure on our gross margins as our telecom partners are ready to accommodate the device protection program,” stated Martin Shen.

About FingerMotion, Inc.

 FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. It is one of only a few companies in China with access to wholesale rechargeable minutes from China's largest mobile phone providers that can be resold to consumers. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: info@skylineccg.com

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.